Exhibit 99.1

CONTACTS:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Files Lawsuit Against Apotex Corp. and Apotex Inc. Relating to Zanaflex Capsules™

HAWTHORNE, New York, October 11, 2007- Acorda Therapeutics, Inc. (NASDAQ: ACOR) announced today that it has filed a lawsuit against Apotex Corp. and Apotex Inc. in the United States District Court for the District of New Jersey asserting infringement of the Company’s U.S. Patent No. 6,455,557 relating to multiparticulate tizanidine compositions, such as those sold by the Company as Zanaflex Capsules™.  The patent expires in 2021.  The lawsuit is in response to Apotex Inc.’s Paragraph IV Certification Notice to the Company advising the Company that Apotex Inc. had submitted an Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration (FDA) seeking marketing approval for generic versions of the Company’s three Zanaflex Capsules™ (tizanidine hydrochloride) dosage strengths.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders.  The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity.  Acorda’s lead clinical product, Fampridine-SR, is in a Phase 3 clinical trial to evaluate its safety and efficacy in improving walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs.  These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission.  Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.